Exhibit 99.1

FOR IMMEDIATE RELEASE	Approved by:	Olga L. Conley
Chief Financial Officer
(617) 376-4300
URL: http://www.jjill.com

	Investor Relations:	Chad Jacobs
Integrated Corporate Relations
(203) 222-9013

THE J. JILL GROUP REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS

Quincy, MA, February 9, 2004 – The J. Jill Group, Inc. (Nasdaq: JILL) today reported financial results for the fourth quarter and fiscal year ended December 27, 2003.  Net sales for the fourth quarter increased by 6.5% to $114.9 million from $107.9 million reported in the prior year.  Operating income for the quarter totaled $5.6 million, or 4.9% of net sales, compared to $10.8 million, or 10.0% of net sales, in the prior year.  The company posted net income of $3.2 million, or $0.16 per diluted share, for the fourth quarter this year versus net income of $6.2 million, or $0.30 per diluted share, in the fourth quarter of the previous year.  Fourth quarter sales productivity in the direct segment, as measured by demand per 1,000 square inches circulated, was comparable to the prior year as was the retail segment sales per square foot.

For the fiscal year ended December 27, 2003 the company recorded net sales of $376.9 million, representing an increase of 8.4% over fiscal 2002 net sales of $347.6 million.  Operating income for the fiscal year was $12.9 million, or 3.4% of net sales, compared to $32.8 million, or 9.4% of net sales, in the prior year.  Net income for the twelve months was $7.2 million, or $0.36 per diluted share, versus $18.9 million, or $0.94 per diluted share, in the previous year.  Fiscal year sales productivity in the direct segment and the retail segment declined by 10% and 5%, respectively, when compared to the prior year.

Gordon R. Cooke, President and Chief Executive Officer, commented, “Our year ended on a positive note primarily due to strong Holiday results which enabled us to exceed our previously issued targets for the fourth quarter.  Nevertheless, fiscal 2003 was a difficult year and marked the beginning of an important transition for The J. Jill Group.  In the early part of the year we concluded that the growth of our retail business was creating significant complexities as a result of our private label, multi-channel business model.  We determined that the front-end product development and merchandising infrastructure that had historically worked well in our catalog business was inadequate when it came to supporting a more complex multi-channel business.  Consequently, we committed to make significant investments in both personnel and systems to re-engineer and upgrade our operating infrastructure and processes in design, product management, sourcing, product integrity, technical design and merchandising.  We believe that these investments will allow us to fundamentally change the way we source and develop product, how we flow product, how we present product and the product itself.”

“Throughout fiscal 2003 we worked to redefine our strategic objectives in the supply chain area and we began implementing the beginnings of a new front-end product development and merchandising infrastructure.  During the latter half of the year we reorganized our entire product area under the leadership of Steve Pearson, our newly hired EVP of Merchandising and Product Development.  We believe that Steve, a specialty retail veteran with more than 20 years of experience with The Gap/Banana Republic, is the right person to spearhead this project.  Additionally, I am happy to report that to date we have filled or are close to filling all of our identified critical positions within Steve’s area,” continued Mr. Cooke.

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Regarding fiscal 2004, the company affirms its previously issued targets.  Those targets called for first quarter sales to be between $87.0 and $92.0 million with an expected loss per share in the range of $0.15 to $0.20.  For fiscal 2004 the sales are targeted to be between $415.0 and $420.0 million and earnings per diluted share are targeted to range from $0.30 to $0.35.

The sales and earnings targets contained in this release are not guarantees of actual performance.  Historically, J. Jill’s performance has deviated, often materially, from its targets.  These statements do not include the potential of any business risks, opportunities or developments that may occur after February 9, 2004.  J. Jill does not expect to report on its progress during the quarter, or to comment on it to analysts or investors, until after the quarter has ended.

Mr. Cooke concluded, “Although we believe we are well on our way toward our goal of building a world-class product development and merchandising organization, our long lead times mean that most of the changes we are working on will not be evident in our merchandise assortment until late in fiscal 2004.  Consequently, our strategies for fiscal 2004 are to maintain fiscal 2003 profitability per share while we absorb the increased infrastructure investments and at the same time continue to strengthen our balance sheet.”

The J. Jill Group’s conference call to discuss its fourth quarter and fiscal year earnings will be broadcast live today at 4:30 p.m. Eastern Time at www.jjillgroup.com, and will be archived online within one hour of the completion of the conference call.

The J. Jill Group is a multi-channel specialty retailer of high quality women’s apparel, accessories and footwear.  The Company currently markets its products through catalogs, retail stores and an e-commerce website.  J. Jill is designed to appeal to active, affluent women age 35 and older.

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.   Various factors could cause the results of The J. Jill Group to be materially different from any future results expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, the following: the continued success or possible future failure of the retail store initiative; the ability of J. Jill to effectively manage its operations and growth in a multiple distribution channel environment; significant changes in customer acceptance of J. Jill’s product offerings; changes in competition in the apparel industry; changes in consumer spending, fashion trends and consumer preferences; changes in, or the failure to comply with, federal and state tax and other government regulations; the customary risks of purchasing merchandise abroad, including longer lead times, higher initial purchase commitments and foreign currency fluctuations; timely receipts of inventory from vendors; possible future increases in expenses and labor and employee benefit costs; the ability of J. Jill to attract and retain qualified personnel; business abilities and judgment of management; the existence or absence of brand awareness;  the existence or absence of publicity, advertising and promotional efforts; the success or failure of operating initiatives; the mix of J. Jill’s sales between full price and liquidation merchandise; general political, economic and business conditions and other factors, including those detailed from time to time in J. Jill’s SEC reports, including its Annual Report on Form 10-K filed on March 28, 2003.   J. Jill disclaims any intent or obligation to update these forward-looking statements.

(tables to follow)

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THE J. JILL GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
In thousands, except per share data — unaudited	Dec. 27, 2003	Dec. 28, 2002	Dec. 27, 2003	Dec. 28, 2002

Net sales	$114,851	$107,850	$376,904	$347,574
Cost of products and merchandising	74,355	66,655	249,865	215,250
Gross margin	40,496	41,195	127,039	132,324
Selling, general and administrative expenses	34,918	30,394	114,112	99,562
Operating income	5,578	10,801	12,927	32,762
Interest, net	193	218	739	769
Income tax provision	2,207	4,405	4,995	13,083
Net income	$3,178	$6,178	$7,193	$18,910

Earnings per share:
Basic	$0.16	$0.32	$0.37	$0.99
Diluted	$0.16	$0.30	$0.36	$0.94

Weighted average shares outstanding:
Basic	19,622	19,488	19,585	19,080
Diluted	20,032	20,279	20,060	20,096

THE J. JILL GROUP, INC.
NET SALES SUMMARY

	Three Months Ended		Twelve Months Ended
In thousands — unaudited	Dec. 27, 2003	Dec. 28, 2002	Dec. 27, 2003	Dec. 28, 2002

Catalog	$33,636	$42,457	$131,180	$154,486
E-commerce	19,251	20,540	69,039	66,109
Direct total	52,887	62,997	200,219	220,595
Retail	62,194	45,238	177,511	128,086
Other	(230)	(385)	(826)	(1,107)
Net sales	$114,851	$107,850	$376,904	$347,574

THE J. JILL GROUP, INC.
DIRECT CONTRIBUTION RECONCILIATION

	Three Months Ended		Twelve Months Ended
In thousands — unaudited	Dec. 27, 2003	Dec. 28, 2002	Dec. 27, 2003	Dec. 28, 2002

Direct	$11,983	$17,446	$54,553	$69,758
Retail	7,189	4,444	7,143	9,997
Total direct contribution	19,172	21,890	61,696	79,755
Unallocated shared-service costs	(7,622)	(6,675)	(26,242)	(24,856)
General and administrative expenses	(5,972)	(4,414)	(22,527)	(22,137)
Operating income	$5,578	$10,801	$12,927	$32,762

THE J. JILL GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands — unaudited	Dec. 27, 2003	Dec. 28, 2002

Assets:
Cash and cash equivalents	$59,287	$44,734
Accounts receivable, net	18,634	21,317
Inventory	28,131	33,998
Prepaid catalog expenses	4,106	4,082
Deferred income taxes	7,041	6,149
Other current assets	7,555	5,682
Total current assets	124,754	115,962
Property and equipment, net	125,316	108,676
Other non-current assets	3,900	3,622
Total assets	$253,970	$228,260

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$45,102	$40,950
Current portion of long-term debt	1,706	1,788
Total current liabilities	46,808	42,738
Long-term debt, less current portion	12,236	13,802
Deferred credits from landlords and other	37,540	24,765
Deferred income taxes	4,168	1,856
Total liabilities	100,752	83,161
Capital stock	108,348	107,422
Retained earnings	44,870	37,677
Total liabilities and stockholders’ equity	$253,970	$228,260

THE J. JILL GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended
In thousands — unaudited	Dec. 27, 2003	Dec. 28, 2002

Cash flows provided by operating activities:
Net income	$7,193	$18,910
Depreciation and amortization	16,131	12,672
(Gain) loss on trust assets	(374)	104
Asset impairment	—	847
Deferred income taxes	1,420	3,375
Changes in assets and liabilities	26,369	9,817
Net cash provided by operating activities	50,739	45,725

Cash flows used in investing activities:
Additions to property and equipment	(34,265)	(34,734)
Investment in trust assets	(898)	(2,414)
Increase in cash held in escrow	(245)	(40)
Net cash used in investing activities	(35,408)	(37,188)

Cash flows (used in) provided by financing activities:
Borrowings under (payments of) debt, net	(1,648)	(1,755)
Proceeds from stock transactions	870	7,800
Net cash (used in) provided by financing activities	(778)	6,045

Net increase in cash and cash equivalents	14,553	14,582

Cash and cash equivalents at:
Beginning of period	44,734	30,152
End of period	$59,287	$44,734

THE J. JILL GROUP, INC.

2003 STORE OPENINGS	LOCATION	OPENING DATE

The Galleria	Houston, TX	Mar-03
Rosedale Center	Roseville, MN	Apr-03
Shoppes @ Grand Prairie	Peoria, IL	Apr-03
The Mall in Columbia	Columbia, MD	Apr-03
Twelve Oaks	Detroit, MI	Apr-03
Stonestown Galleria	San Francisco, CA	May-03
Towson Town Center	Towson, MD	May-03
Stamford Town Center	Stamford, CT	Jun-03
Providence Place (Petites expansion)	Providence, RI	Jul-03
Mall at Green Hills	Nashville, TN	Jul-03
Montgomery Village	Santa Rosa, CA	Jul-03
The Shops at Boardwalk	Kansas City, MO	Jul-03
Northshore Mall	Peabody, MA	Aug-03
Barton Creek Square	Austin, TX	Aug-03
Shoppes at Briargate	Colorado Springs, CO	Aug-03
River Oaks	Houston, TX	Sep-03
Memorial City	Houston, TX	Sep-03
Short Pump Town Center	Richmond, VA	Sep-03
The Shoppes at Arbor Lakes	Minneapolis, MN	Sep-03
Stony Point	Richmond, VA	Sep-03
Main Street Promenade	Naperville, IL	Sep-03
La Cumbre Plaza	Santa Barbara, CA	Sep-03
Greenway Station	Madison, WI	Sep-03
One Pacific Place	Omaha, NE	Sep-03
Shoppes @ English Village	Montgomeryville, PA	Oct-03
North Park Mall	Davenport, IA	Oct-03
Orland Square	Chicago, IL	Oct-03
Valencia Town Center	Valencia, CA	Oct-03
The Gardens	West Palm Beach, FL	Oct-03
Fashion Center @ Pentagon City	Arlington, VA	Oct-03
Eastview Mall	Rochester, NY	Nov-03
The Grove at Shrewsbury	Shrewsbury, NJ	Nov-03
Garden City Center	Cranston, RI	Nov-03
Forum at Carlsbad	Carlsbad, CA	Nov-03
Streets of West Chester	Cincinnati, OH	Nov-03